Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Leslie’s Poolmart, Inc.

Lawrence H. Hayward

This Amended and Restated Employment Agreement (“Agreement”) is made as of February 8th, 2008, by and among LESLIE’S POOLMART, INC., a Delaware corporation (“LPM”), LESLIE’S HOLDINGS, INC., a Delaware corporation (“Holdings” and together with LPM, the “Companies”) and LAWRENCE H. HAYWARD (“Mr. Hayward”).

R E C I T A L S

A. LPM is a corporation organized under the laws of Delaware. It is engaged in the business of marketing pool supplies and related pool equipment and products.

B. Holdings was formed in February 2007 and owns 100% of the voting stock of LPM.

C. LPM and Mr. Hayward are parties to that certain Amended and Restated Employment Agreement November 21, 2003 and amended January 24, 2005 and June 15, 2007 governing LPM’s employment of Mr. Hayward. LPM, Holdings and Mr. Hayward wish to supplement and restate the foregoing Agreement in its entirety.

D. LPM wishes to continue the employment of Mr. Hayward as Chief Executive Officer AND Chairman of the Board of LPM and Holdings wishes Mr. Hayward to serve as its Chief Executive Officer and Chairman of the Board, and Mr. Hayward desires to be so employed by LPM and to act in such capacities.

A G R E E M E N T

Accordingly, the parties agree as follows:

1. Employment. LPM agrees to continue to employ Mr. Hayward on the terms set forth herein and Mr. Hayward accepts such employment. Mr. Hayward will serve as the Chief Executive Officer and Chairman of the Board of each of Holdings and LPM. Mr. Hayward will serve at the will of the Boards of Directors of the Companies. Mr. Hayward shall be accorded the authority by the Boards of Directors of the Companies commensurate with his position as Chief Executive Officer, and he shall make a good faith effort to act in the best interests of LPM and Holdings and to perform those duties reasonably assigned to him by the Boards of Directors of the Companies. Mr. Hayward will devote himself full-time to the interests of the Companies and shall not accept other employment except with the consent of the Boards of Directors of the Companies, although he may serve on boards and committees of other businesses or industrial groups, attend to personal investments, and engage in civic and charitable endeavors, provided that such activities are not competitive with the business of the Company and do not unduly interfere with Mr. Hayward’s attention to his responsibilities under this Agreement. During the Term, the Companies will nominate and recommend Mr. Hayward as a member of their respective Boards of Directors and Mr. Hayward agrees to serve on each such Board of Directors.

2. Location of Employment. Mr. Hayward’s principal place of employment shall be at the executive offices of LPM or at such other location as mutually agreed upon by the parties; provided that Mr. Hayward may also provide his services and/or perform his duties from his residence or other off-site locations via telephone, computer or electronically, provided that such methods do not unduly disrupt or interfere with his performance under this Agreement.

3. Term. The term of employment for Mr. Hayward hereunder will last for five years (the “Term of Employment”) from the date of this Agreement and the Term of Employment will automatically extend for successive one-year periods following the fifth anniversary of such date unless:

(a) each of LPM, on the one hand, or Mr. Hayward, on the other hand, delivers written notice to the other party no later than ninety (90) days prior to the fifth anniversary of the foregoing date or any subsequent anniversary thereof, as the case may be, of intent not to renew; or

(b) Mr. Hayward’s employment is terminated in accordance with Section 4(e) or 4(f).

4. Compensation.

(a) Salary. LPM shall pay Mr. Hayward a salary at the annual rate of $517,000.00, less normal withholdings, for each calendar year, prorated for any portion thereof, payable in substantially equal installments in accordance with LPM’s usual payroll practice, but in no event less frequently than monthly.

(b) Bonus. Mr. Hayward shall participate in LPM’s bonus plan applicable to top executives, with a target bonus for each year (a “performance year”) of not less than 70% of his base salary in effect at the end of such performance year. The bonus shall be paid promptly upon completion of LPM’s year-end audit for such performance year, but in any event the bonus will be paid in the calendar year next following the calendar year in which the performance year ends.

(c) Cash Allowances. LPM shall pay Mr. Hayward an annual cash allowance for expenses that relate to his employment but which might be considered partially or wholly personal in nature. The allowance shall be $57,881.25 for 2008, increased annually by 5%, plus the amount necessary to gross Mr. Hayward up for any and all tax liabilities incurred by Mr. Hayward as result of the allowance (so that Mr. Hayward receives, in 2008 for example, $57,881.25 after payment of applicable taxes). In addition, LPM shall pay all expenses relating to Mr. Hayward’s reasonable out-of-pocket legal and accounting expenses incurred in connection with the preparation and negotiation of this Agreement, also grossed up for any taxes that may apply, with such reimbursement and tax gross-up payment to be made promptly upon Mr. Hayward’s notice to the Company of the amount of expenses incurred, but in no event shall the payment be made later than the end of the calendar year following the year in which the expense was incurred.

(d) Other Benefits. Mr. Hayward shall receive other benefits such as four (4) weeks of vacation each year (accruing pursuant to LPM’s company policy), personal and sick leave, insurance and other benefits consistent with the then-current policies of LPM and equal to those benefits extended to the most senior executives of LPM. Mr. Hayward will be provided with office facilities (including reasonable home office facilities and the ability to communicate electronically), secretarial support, and business expense reimbursement consistent with the policies of LPM with respect to its most senior executives.

(e) Severance. If Mr. Hayward’s employment is terminated by LPM for any reason other than Mr. Hayward’s death, disability, Just Cause (as defined below), or pursuant to LPM’s retirement policy, and not withstanding any remaining portion of the Term, LPM shall pay him a lump-sum cash amount equal to 200% of the sum of (x) his base salary in effect at the time of termination plus (y) the greater of his target bonus for such year and the average of his bonuses for the prior two years. Such payments shall be made at the time Mr. Hayward’s employment terminates or at such later time as the amount of such payment becomes reasonably determinable (but not later than 60 days after termination).

Additionally, upon such termination, LPM shall continue to provide, and pay the corporate and individual premiums for, health and medical-care insurance coverage of Mr. Hayward and his spouse for the remainder of their respective lives and for Mr. Hayward’s dependents until they each reach the age of 21 years old, in each case at the same scope and level of coverage (to the extent available, and if not available, then equivalent compensation or other arrangements reasonably acceptable to Mr. Hayward shall be provided to him) as currently in effect and without cost, deductible, co-pay or premium to Mr. Hayward, his spouse or his dependents. If such health and medical-care insurance is provided pursuant to a plan subject to the provisions of Internal Revenue Code Section 105(h), the Company shall, if necessary, amend such plan after the expiration of the COBRA period to provide that reimbursements of eligible expenses shall be made no later than the end of the calendar year following the year in which the expense was incurred, and to provide that the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, except that limits on benefit payments shall be permitted.

For the purpose of this section, a termination for “Just Cause” shall mean a termination of employment for any of the following reasons:

(i) Mr. Hayward’s conviction of a felony, without the right of further appeal, which has an adverse impact on LPM or which involves the material misappropriation of LPM’s assets;

(ii) an intentional or grossly negligent violation by Mr. Hayward of any reasonable policy of the Board of Directors of LPM that results in material damage to LPM and which, if such violation is curable, after notice to do so, Mr. Hayward fails to correct within a reasonable time;

(iii) the performance of services by Mr. Hayward for any other company, entity, or person which directly competes with LPM during the time Mr. Hayward is employed by LPM, without the written approval of the Board of Directors of LPM.

Further, Mr. Hayward shall be entitled to all of the severance set forth in this Section 4(e) if Mr. Hayward terminates his employment with LPM for “Good Reason.” Mr. Hayward shall be entitled to terminate his employment for “Good Reason” only upon:

(i) written notice of such termination to LPM, effective within 30 days after being notified that Mr. Hayward is required by LPM to relocate from his existing home due to the relocation of the corporate office beyond a 25-mile radius of the current office location in Phoenix, AZ; or

(ii) written notice of such termination to LPM, provided such notice is given no later than 15 days from the earlier of (1) the date of execution of a definitive agreement for or the consummation of a Change of Control (provided that the termination will only be effective upon consummation of the Change of Control) and (2) the consummation of a Change of Control. “Change of Control” shall mean (i) GCP California Fund, L.P. (“GCP”) and its Affiliates (which term shall mean any entity that is controlled by the same individuals who control Leonard Green & Partners, L.P.) shall cease to beneficially own, directly or indirectly, a majority of the voting securities of LPM, (ii) a merger or consolidation of Holdings or LPM or (iii) the sale of substantially all of the assets of LPM, in each case in a transaction or series of related transactions as a result of which a majority of the voting securities of LPM cease to be beneficially owned (directly or indirectly) by GCP or any of its Affiliates.

(f) Disability or Death. For purposes of this Agreement, Mr. Hayward will be considered “disabled” when Mr. Hayward is unable to perform the essential functions of Mr. Hayward’s job, with or without reasonable accommodation, for a period of 60 days in any consecutive 120-day period. Mr. Hayward acknowledges that, given Mr. Hayward’s position, it would be unreasonable and/or an undue hardship for LPM to be without an individual able to perform the essential functions of Mr. Hayward’s position for any longer period of time. If Mr. Hayward’s employment is terminated by LPM or himself as a result of Mr. Hayward’s disability or in the case of his death, LPM shall pay Mr. Hayward or his estate a lump-sum cash amount equal to 200% of the sum of: (i) his base salary that in effect at the time of termination plus (ii) the greater of (x) his target bonus for such year or (y) the average of his bonuses paid with respect to the prior five years. Additionally, upon such termination for disability, LPM shall continue to provide, and pay the corporate and individual premiums for, health and medical-care insurance coverage of Mr. Hayward and his spouse for the remainder of their respective lives and for Mr. Hayward’s dependents until they each reach the age of 21 years old, in each case at the same scope and level of coverage (to the extent available, and if not available, then equivalent compensation or other arrangements reasonably acceptable to Mr. Hayward shall be provided to him) as currently in effect and without cost, deductible, co-pay or premium to Mr. Hayward, his spouse or his dependents. If such health and medical-care insurance is provided pursuant to a plan subject to the provisions of Internal Revenue Code Section 105(h), the Company shall, if necessary, amend such plan after the expiration of the COBRA period to provide that reimbursements of eligible expenses shall be made no later than the end of the calendar year following the year in which the expense was incurred, and to provide that the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, except that limits on benefit payments shall be permitted. In addition, Mr. Hayward or his estate shall be entitled to (a) a pro rata portion of his cash allowance for the year in which his employment terminated, (b) any outstanding reimbursements to which he is entitled; (c) compensation for unused vacation and (d) any other amounts or benefits due after the termination of employment under the terms of any other applicable agreements, awards, plans, policies or programs of the Companies. Such payments shall be made at the time Mr. Hayward’s employment terminates (except as to the continuing insurance benefits and the amounts described in clause (d), which shall be paid in accordance with the applicable plans, policies or programs).

(g) In addition to the foregoing, in the event Mr. Hayward holds any options to purchase Holdings securities at time of termination of his employment for death or disability (as defined above), such options shall accelerate and become fully vested. Moreover, the Companies and the Green Parties agree not to exercise the Call Option, to the extent such option is exercisable at the time of termination of Mr. Hayward’s employment for death or disability within the meaning of the Amended and Restated Stockholders Agreement dated as of February 20, 2007 among the Companies and certain stockholders of Holdings. The Companies further agree that in such event, at any time between the fourth and fifth anniversary of the date of such termination of employment, Mr. Hayward or his estate shall be entitled to notify the Companies to repurchase, for cash, within 60 days of receipt of such notice, all of his shares of Holdings stock then held (whether by Mr. Hayward or any Individual Related Party, within the meaning of the

Stockholders Agreement) at the Fair Market Value thereof (as defined in the Stockholders Agreement). Upon receipt of such notice, the Companies shall determine the Fair Market Value of such shares and shall repurchase for cash all or as many of them as the Companies are able to repurchase, provided that such repurchase, in the judgment of the Boards of Directors of the Companies, (i) would not result in a violation of any material agreement to which the Companies are then party, (ii) complies with the applicable provisions of state law and (iii) would not result in a violation of the fiduciary duties of the Boards of Directors of the Companies. The Companies will be entitled to assign all or any portion of such right to repurchase to any one or more Affiliates of the Companies.

5. Reimbursement for Expenses. During the term of this Agreement, if LPM’s executive offices are relocated to a location beyond a 25 mile radius of metropolitan Phoenix, Arizona, LPM shall reimburse Mr. Hayward for his increase in travel, housing and living expenses incurred as a result of such relocation, in addition to the reimbursement of those business expenses set forth in Section 3 above. Such reimbursement shall be made promptly upon Mr. Hayward’s notice to the Company of the amount of expense incurred, but in no event shall the payment be later than the end of the calendar year following the year in which the expense was incurred.

6. Representation of Mr. Hayward. Mr. Hayward represents and warrants that execution or delivery of this Agreement, or his performance hereunder will conflict with, or result in a breach of, any obligation, contract, agreement, covenant or instrument to which he is a party.

7. Dispute Resolution. This Agreement shall be governed and construed in accordance with the laws of the state of Mr. Hayward’s principal place of employment. Mr. Hayward and LPM agree that any and all disputes, controversies or claims of any nature between them including, without limitation, any disputes arising out of or concerning this Agreement, Mr. Hayward’s employment or his termination shall be determined exclusively by final and binding arbitration before a single arbitrator located in the same county as Mr. Hayward’s principal place of employment, administered by the American Arbitration Association (“AAA”) under the National Rules For Resolution Of Employment Disputes of the AAA, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. This includes any claims Mr. Hayward may have against LPM or against LPM’s officers, directors, employees or agents in their capacity as such or otherwise. The arbitrator shall be a former jurist or an attorney with substantial experience in employment matters and mutually agreed to by the parties in their reasonable discretion. This agreement to arbitrate does not include claims covered by unemployment insurance and workers’ compensation statutes.

The arbitrator’s authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with law to the same extent as if such dispute were determined as to liability and remedy by a court without a jury. The arbitrator shall render an award which shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. MR. HAYWARD AND LPM EXPRESSLY WAIVE ALL RIGHTS TO A JURY TRIAL IN COURT ON ALL STATUTORY OR OTHER CLAIMS.

8. Golden Parachute Tax Gross-up

(a) Application of Gross-up. All payments and benefits provided to Mr. Hayward by LPM are intended to be reasonable compensation for services by Mr. Hayward, and LPM intends that Mr. Hayward receive the full economic benefit of such payments and benefits. In the event that it is determined that any payment or benefit provided by LPM to or for the benefit of Mr. Hayward, either under this Agreement or otherwise, and regardless of under what plan or arrangement it was made, will be subject to the excise tax imposed by section 4999 of the Code or any successor provision (“section 4999”), LPM will make an additional lump-sum payment (the “gross-up payment”) to Mr. Hayward. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make Mr. Hayward whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of section 4999. The gross-up payment, if any, will be paid within 90 days following Mr. Hayward’s termination of employment.

Notwithstanding the foregoing, if Mr. Hayward is required to pay the excise tax imposed under section 4999 of the Code prior to the payment date for the gross-up payment described hereinabove (such as, for instance, because other payments due to Mr. Hayward without regard to this Agreement cause the excise tax to be due), then the Company shall promptly reimburse Mr. Hayward for the amount of excise taxes paid by him under section 4999 of the Code, plus an amount equal to the additional taxes imposed on him due to the Company’s reimbursement of the excise tax and such additional taxes. In no event shall the payment described in this paragraph be paid to Mr. Hayward later than the end of the calendar year following the year in which he remits such taxes. In such event, the gross-up payment, if and when paid, shall be reduced by the payment previously made to Mr. Hayward under this paragraph.

(b) Determinations. Determinations under this Section will be made by LPM’s tax accountants unless Mr. Hayward has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by Mr. Hayward after consultation with LPM mutually acceptable to both parties (the firm making the determinations to be referred to as the “Firm”). The determinations of the Firm will be binding upon LPM and Mr. Hayward except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. LPM will pay all fees and expenses of the Firm.

(c) Controversy with IRS. If the Internal Revenue Service asserts a claim that, if successful, would require LPM to make a gross-up payment or an additional gross-up payment, LPM and Mr. Hayward will cooperate fully in resolving the controversy with the Internal Revenue Service. If such a gross-up payment is due, then the Company shall promptly reimburse Mr. Hayward for the amount of excise taxes paid by him under section 4999 of the Code, plus an amount equal to the additional taxes imposed on him due to the Company’s reimbursement of the excise tax and such additional taxes. In no event shall the payment described in this paragraph be paid to Mr. Hayward later than the end of the calendar year following the year in which he remits such taxes. LPM will bear all expenses of the controversy and will gross Mr. Hayward up for any additional taxes that may be imposed upon Mr. Hayward as a result of its payment of such expenses. Such payment for any additional taxes shall be made promptly following the date the expenses are incurred, but in no event later than the end of the calendar year following the year in which the taxes that are subject to the controversy are remitted to the Internal Revenue Service, or if no taxes are required to be remitted, then no later than the end of the calendar year following the year in which the controversy is completed and there is a final and nonappealable settlement or other resolution of the controversy.

(d) Cooperation with LPM. Mr. Hayward shall notify LPM promptly (in any event no less than 10 days following receipt thereof) and in writing of any proposed or final claim by the Internal Revenue Service that, if successful, would require the payment by LPM of any amount under this Section 7. Mr. Hayward shall not pay such claim prior to the expiration of the thirty

(30) calendar day period following the date on which Mr. Hayward gives such notice to LPM (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If LPM notifies Mr. Hayward in writing prior to the expiration of such period that LPM desires to contest such claim (or if Mr. Hayward pays the related taxes within such shorter period and LPM requests, within such thirty (30)-day period, that Mr. Hayward claim a refund of some or all of such taxes), then Mr. Hayward shall:

(i) give LPM any information reasonably requested by LPM relating to such claim,

(ii) take such action in connection with contesting such claim or claiming such refund as LPM shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by LPM,

(iii) cooperate with LPM in good faith in order effectively to contest such claim or pursue such refund, and

(iv) permit LPM to participate in any proceedings relating to such claim; provided, however, that LPM shall bear and pay directly all costs and expenses incurred in connection with such contest or refund claim (including, but only to the extent reasonably incurred, out-of-pocket costs and expenses incurred by Mr. Hayward), and shall indemnify and hold Mr. Hayward harmless, on an after-tax basis, for any excise tax or income tax imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection 7(d), LPM shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Mr. Hayward to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Mr. Hayward agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as LPM shall determine. If the advancement described below is permitted under applicable law and would not cause an additional tax to be due under section 409A of the Code, LPM may direct Mr. Hayward to pay such claim and sue for a refund, and shall advance the amount of such payment to Mr. Hayward, on an interest-free basis, and shall indemnify and hold Mr. Hayward harmless, on an after-tax basis, from any excise tax or income tax imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Mr. Hayward with respect to which such contested amount is claimed to be due (other than any such extension arising by operation of law) is limited solely to such contested amount or issues. Furthermore, LPM’s control of the contest shall be limited to issues with respect to which the payment under this Section 7 would be payable hereunder, and Mr. Hayward shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by Mr. Hayward of a payment under this Section 7 or an amount advanced by LPM pursuant to subsection 7(d), Mr. Hayward becomes entitled to receive any refund with respect to the excise tax to which such payment relates or with respect to such claim, Mr. Hayward shall promptly pay to LPM the amount of such refund (together with any interest paid or credited thereon after Taxes applicable thereto), less any taxes required to be paid by

Mr. Hayward with respect to the receipt thereof. If, after the receipt by Mr. Hayward of an amount advanced by LPM pursuant to this Section 7 a determination is made that Mr. Hayward shall not be entitled to any refund with respect to such claim and LPM does not notify Mr. Hayward in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after LPM’s receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be offset, to the extent thereof, against the amount of payment required to be paid. LPM may request that Mr. Hayward pursue a refund of any payment under this Section 7, and in such case the provisions of subsection 7(d) and this subsection 7(e) shall govern the pursuit of such refund.

(f) Notwithstanding any other provision of this Section 7, LPM may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Mr. Hayward, all or any portion of any payment and Mr. Hayward hereby consents to such withholding.

(g) LPM’s obligations under this Section 7 will survive the termination of the Employment Period and any termination of this Agreement. Mr. Hayward shall cooperate as reasonably requested by LPM in order to reduce the amount of any payments or benefits to Mr. Hayward that would be subject to the tax imposed by section 4999.

9. Entire Agreement/Modifications. This Agreement constitutes the entire agreement of the parties with respect to Mr. Hayward’s employment with LPM. It supersedes any prior agreement, statement or representation. It may be modified only by written instrument executed by the party against which the modification is asserted. Failure to require performance of any provision shall not affect the right at a later time to enforce the same. No waiver by either party of a breach, whether by conduct or otherwise, shall be construed as a further or continuing waiver of any such breach. Termination of Mr. Hayward’s employment at any time will not terminate those provisions of this Agreement imposing obligations that, by character or design must be performed after such termination of the employment.

10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Assignability; Third Party Beneficiary.

(a) Subject to the provisions of Section 3(e) above, in the event LPM shall merge or consolidate with any other partnership, limited liability company, corporation, or business entity or all or substantially all LPM’s business or assets shall be transferred in any manner to any other partnership, limited liability company, corporation or business entity, such successor shall thereupon succeed to, and be subject to, all rights, interests, duties, obligations of, and shall thereafter be deemed for all purposes hereof to be, LPM hereunder.

(b) This Agreement is personal in nature and none of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of Section 11(a) above.

(c) Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof.

12. Confidentiality and Non-Solicitation. The parties recognize that Mr. Hayward will have access to trade secrets and proprietary information of Holdings and LPM, and they recognize that should such information be revealed to a competitor, Holdings and LPM would be materially damaged in an amount difficult to calculate. During the term of this Agreement and thereafter, Mr. Hayward promises not to disclose or use or induce or assist in the disclosure or use any of the above information except for the benefit of Holdings and LPM. Accordingly, Mr. Hayward agrees that for one (1) year after termination of his employment with Holdings and LPM, regardless of the reason for such termination, he shall not, directly or indirectly, on his behalf or the behalf of any other person or entity, solicit any customers of LPM to cease to do business or to reduce the amount of business with LPM or to do business with another company that is a competitor of LPM or solicit any person who is an employee of Holdings or LPM to terminate such employment.

13. Withholding. All amounts or benefits payable hereunder shall be subject to applicable tax withholding, and the withholding of any such amounts shall be treated as payment thereof to Mr. Hayward for purposes of determining whether all amounts required hereunder to be paid have been paid. Withholding of tax from any non-cash amounts or benefits that are subject to withholding may be made from cash amounts otherwise payable to Mr. Hayward.

14. Application of Section 409A of the Code. The Company and Mr. Hayward intend the terms of this Agreement to be in compliance with section 409A of the Code to the extent applicable. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of section 409A of the Code. With regard to the timing of payments that are subject to section 409A of the Code, Mr. Hayward’s termination of employment shall be interpreted to mean a “separation from service” within the meaning of the final regulations promulgated under section 409A of the Code, applying the default rules thereof. Mr. Hayward acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from section 409A of the Code, if such payments or benefits are not timely made, Mr. Hayward must make a reasonable, good faith effort to collect any payment or benefit to which he believes he is entitled hereunder no later than ninety (90) days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if not paid or provided after such initial collection effort, Mr. Hayward must take further enforcement measures within one hundred eighty (180) days after such latest date.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

LESLIE’S POOLMART, INC

By:	/s/ STEVEN L. ORTEGA
Name:	Steven L. Ortega
Title:	Executive Vice President

LESLIE’S HOLDINGS, INC.

By:	/s/ STEVEN L. ORTEGA
Name:	Steven L. Ortega
Title:	Executive Vice President

/s/ LAWRENCE H. HAYWARD
Lawrence H. Hayward

For the sole purpose of confirming the agreement of the undersigned pursuant to the second sentence of Section 4(g):

GCP CALIFORNIA FUND, L.P.

By:	GCP California Capital, LLC Its General Partner

	By:	/s/ JOHN M. BAUMER
	Name:	John M. Baumer
	Title:	Senior Vice President

LESLIE’S COINVESTMENT LLC

By:	LEONARD GREEN & PARTNERS, L.P. Its Manager

	By:	LGP Management, Inc. Its General Partner

		By:	/s/ JOHN M. BAUMER
		Name:	John M. Baumer
		Title:	Senior Vice President